Exhibit 99.1

Mesa Laboratories, Inc. Reports Immaterial Financial Exposure to Silicon Valley Bank Closure

Lakewood, Colorado, March 10, 2023 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (“Mesa” or the “Company”) is a global leader in the design and manufacture of life science tools and critical quality control solutions. Mesa has monitored the situation at Silicon Valley Bank (“SVB”), whereby on March 10, 2023, the California Department of Financial Protection and Innovation closed SVB and placed it under control of the United States Federal Deposit Insurance Corporation (“FDIC”) as receiver. According to the FDIC, depositors will have access to all of their money starting Monday, March 13, 2023.

Mesa has taken proactive steps to mitigate risk to the Company, which continues to believe that its existing cash and cash equivalents balance and cash flow from operations will be sufficient to meet its working capital, capital expenditures, and material cash requirements from known contractual obligations for the foreseeable future.

Mesa’s deposit accounts held at SVB in excess of the $250,000 FDIC-insured limits are less than $500,000. Mesa believes this is immaterial when compared to the Company’s total balance of cash and cash equivalents which were $26.1 million as of December 31, 2022 and are held on deposit at multiple large financial institutions across the world. Other than the deposit accounts noted, Mesa has no material positions or relationships with SVB.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacturing of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Biopharmaceutical Development, Clinical Genomics, and Calibration Solutions) to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

CONTACT: Gary Owens; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com